Exhibit 99.1

Contact:	Jack Lief, President & CEO	Susan Neath, Media & Investor Relations
	Arena Pharmaceuticals	Atkins + Associates
	858-453-7200	858-527-3486

Arena Pharmaceuticals Announces Exercise of Over-Allotment Option by Underwriters

SAN DIEGO, February 8, 2005—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today the exercise in full by the underwriters of an over-allotment option to purchase 1,125,000 shares of common stock in connection with its follow-on stock offering that priced on February 1, 2005. Including the over-allotment shares, the offering will total 8,625,000 shares at a public offering price of $6.00 per share, resulting in expected net proceeds to the company of approximately $48.3 million.

CIBC World Markets Corp. acted as the book-running manager in the offering. Piper Jaffray & Co. acted as co-lead manager. Needham & Company, Inc., Granite Financial Group, Inc. and Morgan Joseph & Co. Inc. acted as co-managers.

A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission. Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp., by email at useprospectus@us.cibc.com or by fax at 212-667-6136. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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